Exhibit 5

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, CO 80111

July 20, 2017

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

RE:	Opinion of Counsel Registration Statement on Form S-1 under the Securities Act of 1933 Great-West [Marketing Name®] Individual Single Premium Deferred Index-Linked Annuity Contract, File No. 333-[ ]

Ladies and Gentlemen:

This letter is furnished as the requisite opinion of counsel described in Form S-1, Part II, Item 16(5).    Under said registration statement, Great-West Life & Annuity Insurance Company (the “Company”) has registered $100,000,000 of securities under the Securities Act of 1933, as amended.

I am the Vice President, Associate General Counsel and Secretary of the Company. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

I am a member of the Colorado Bar and do not purport to be an expert on the laws of any other state. My opinion herein as to any other law is based upon a limited inquiry thereof which I have deemed appropriate under the circumstances.

My opinion assumes that the securities will be issued and sold in accordance with the provisions of the registration statement with which this opinion accompanies. Based on the foregoing, I am of the opinion that these securities will be legally issued, and will represent binding obligations of the Company.

I consent to the use of this opinion or a copy thereof as an exhibit to the Registration Statement.

Sincerely,

/s/ Ryan L. Logsdon

Ryan L. Logsdon

Vice President, Associate General Counsel and Secretary